Exhibit 10.19

AGREEMENT

(NOT TO BE SIGNED BEFORE LAST DAY OF EMPLOYMENT)

                In consideration of the execution of this Agreement (the “Agreement”), and for other good and valuable consideration, FairPoint Communications, Inc. (“Company”) and John P. Duda (“I”) agree to the following terms and conditions as of the 1st day of October 2004.

I understand that September 30, 2004 will be my last day of employment with the Company, inasmuch as my position as President - Public Policy and Industry Relations has been eliminated.

1.                                       Separation Agreement Benefits.  The Company agrees that in exchange for the execution of this Agreement I will receive, after my execution of this Agreement and after expiration of the revocation period described in Section 14 below, the benefits described below:

(a)                                  Following my execution of this Agreement, I will receive a separation payment equivalent to fifty-two (52) weeks’ base salary, less taxes and any standard deductions.  Following the Company’s receipt of this Agreement as fully executed and expiration of the seven (7) day revocation period set forth in Section 14 below, this separation payment will be made in bi-weekly installments on October 15 and 29, 2004, November 12 and 26, 2004 and December 3, 17 and 31, 2004 and thereafter, with respect to all remaining amounts, on January 14, 2005.

(b)                                 The Company will continue to subsidize my health insurance, short term disability, long term disability and life insurance coverage consistent with the coverage which I maintained as an active employee, through September 30, 2005.  The employee portion of the premium for such coverage for this period shall be remitted to the Company on the first day of each month.  Failure to pay such amount shall result in termination of this benefit.  In addition, during the twelve month period following the last day of my employment, I understand that I shall be entitled to payment of supplemental long term disability and term life insurance premiums in an amount not to exceed $6,000 during such twelve month period.

(c)                                  I will also receive any year-end discretionary bonus, if awarded for 2004, on a prorated basis from January 1, 2004 through September 30, 2004, which I would have received had I remained an active employee of the Company through December 31, 2004, less taxes and any standard deductions.

(d)                                 I will also receive a lump sum payment equivalent to any discretionary 401(k) corporate performance award, if awarded for 2004, on a prorated basis from January 1, 2004 through September 30, 2004, which would have been contributed to my 401(k) account had I remained an active employee of the Company through December 31, 2004, less taxes and any standard deductions.

(e)                                  I acknowledge that all of my other employee benefits will terminate on September 30, 2004, the last day of my employment.  I understand that I will also receive payment for nineteen (19) days of accrued, but unused, vacation.

(f)                                    I understand that after September 30, 2005, I may elect to continue my health insurance coverage, at my sole expense, pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”).  I agree to remit any amounts owed by me pursuant to this subsection to the Company on the first day of each month, as earlier provided.  The Company will provide me with notice of my COBRA rights.

(g)                        I understand that payments under this Agreement will not be considered compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program.

                2.             FairPoint Communications, Inc. Stock Options.

                                (a)           I currently have 95,060 fully vested options under the Company’s 1995 Stock Option Plan.  Notwithstanding anything to the contrary in Paragraph 1(d) (ii) of my 1995 Incentive Stock Option Agreement, the Company hereby agrees to extend my right to exercise all of these 1995 options until May 21, 2008, subject to all other terms and conditions and other Option exercise trigger events set forth in the 1995 Option Plan and my 1995 Incentive Stock Option Agreement.

                                (b)           The stock options to purchase 410,000 shares of the Company’s Class A Common Stock, which are fully vested, issued pursuant to the 1998 MJD Communications, Inc. Stock Incentive Plan, shall remain in effect as provided in my Non-Qualified Stock Option Agreement dated May 21, 1998 (inasmuch as the cessation of my employment is a Special Termination [as defined in Paragraph 4(a) of my 1998 Non-Qualified Stock Option Agreement], being an involuntary termination by the Company without cause) and shall become exercisable if at all and only to the extent specified therein.

                                (c)           I understand that the 285,640 stock options granted to me pursuant to the 2000 Employee Stock Option Plan which have vested prior to my last day of employment shall terminate unless exercised by me prior to sixty days following my last day of employment.  All unvested options shall terminate on my last day of employment.

                                (d)           I further understand and agree that with respect to any one or more public offerings by the Company of its equity securities (including Income Deposit Securities) prior to May 21, 2008, I will be offered the same rights, and be subject to the same obligations (including pro rata subordination of my interest in the Company) in connection with any such public offering, as the Company’s executive officers then in office, and I will execute underwriter lock-up agreements, subordination agreements and any other agreements requested to be executed by such executive officers.  In addition, I acknowledge and agree that I may be required to accept securities which have not been registered under the Securities Act of 1933 if I elect to exchange my stock options or other equity securities of the Company for new securities to be issued by the Company in connection with any such public offering.

                3.             Adequacy of Consideration.  I understand that the payment of the benefits described in Section 1 and other consideration provided by the Company under this Agreement are discretionary in nature, are not an admission of the Company’s liability therefore, are not required of the Company in the absence of this Agreement, and constitute sufficient consideration for this Agreement.

                4.             Released Claims.

                                (a)           As a material inducement to the Company to provide the benefits described in Section 1 above, I irrevocably and unconditionally forever release and discharge the Company, its parent companies, predecessors, successors, affiliates, benefit plans, and assigns, and their respective directors, officers, shareholders, trustees, administrators, employees, representatives and agents (collectively, the “Released Parties”), from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, that arise on or before the day when I sign this Agreement, including but not limited to all claims related to or arising out of my employment with and separation from the Company, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulations, including but not limited to claims: (i) of age discrimination under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621 et seq. and any analogous state and local laws; (ii) relating to employee benefits under the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. and any analogous state and local laws; (iii) relating to family or medical leave under the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq. and any analogous state and local laws; (iv) of race, color, religion, sex, or national origin discrimination under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq. and any analogous state and local laws; (v) of disability discrimination under the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and any analogous state and local laws; (vi) relating to notice of termination under the Worker Adjustment and Retraining Notification Act (“WARN”) and any analogous state and local laws; (vii) arising under any state or local human rights laws, civil rights laws or other laws prohibiting discrimination in employment; (viii) arising out of any offer letters given to me by any Released Party or employment agreements entered into between me and any Released Party; (ix) arising under any policy, practice, handbook or plan of any Released Party; and (x) on any other basis for wrongful discharge, personal injury, compensatory or punitive damages or attorneys’ fees.

                                (b)           This release does not apply to (i) my rights to benefits under this Agreement; or (ii) my rights, if any, to government provided unemployment benefits.

(c)           I acknowledge that I am releasing claims I know I have and claims I may not know I have.

                5.             Pursuit of Released Claims.  I agree to withdraw with prejudice any and all complaints or charges that I have filed against any Released Party with any agency or court.  I agree that I will not file any future complaints against any Released Party based on any of the claims released pursuant to this Agreement.  I agree that the parties released above in Section 4(a) may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.  However, the preceding two sentences shall not apply to ADEA claims to the extent, if any, prohibited by applicable law, nor shall they preclude me from filing a charge with any administrative agency, or participating in a proceeding based on such a charge or on a claim released in Section 3(a), provided that I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive and release.

                6.             Confidentiality and Non-Disparagement.  I agree to keep the fact and terms of this Agreement in strict confidence.  I agree not to disclose this document, its contents, or subject matter to any person other than my spouse (if applicable), attorney, accountant or income tax preparer, or as otherwise required by law.  To the extent I am permitted to disclose and do disclose such information, I agree to require and warrant that the person receiving such information will maintain its confidentiality.  I agree that at no time will I disparage, defame, impugn or otherwise damage or assail the reputation or integrity of the Company, any of its affiliates or related parties, or publish any material relating to the Company, any of its affiliates or related parties, either via audio or visual reproduction, or in writing, on the Internet, the World Wide Web or any other public media.

                7.             Return of Company Property.

                                (a)           I represent and warrant that I have returned all property and information belonging to the Company, including but not limited to all files, documents, keys, credit cards, access cards, digital cameras, optical scanners, Company-provided computer equipment, software and hardware, cellular telephones, facsimile machines, pagers, vehicles, technical information, customer information, pricing information, intellectual property, confidential information, trade secrets, and any other property belonging to the Company, any of its affiliates or related parties, whether in written, tangible or electronic form, and whether on my home or portable computer or other electronic media.  I further represent and warrant that I have not kept any copies or made or retained any notes or abstracts of such information.  Notwithstanding the provisions of this subsection (a), I understand that my computer, printer, monitor, laptop and port replicator, located both at home and at the Company’s office, will be returned to me once they have been purged of Company confidential and proprietary information.  Further, I understand that my Blackberry unit and cell phone unit shall be similarly returned to me after service and liability therefor has been transferred into my name.  The Company hereby transfers title thereto, free and clear of any and all encumbrances, such title transfer to be effective upon redelivery of such equipment to me.

                                (b)           I understand that all rights to work product, discoveries, inventions, improvements, or innovations related to my employment (whether or not patentable, copyrightable, registerable as a trademark, or reduced to writing or an electronic format) that originated during my employment with the Company, either alone or with others and whether or not during working hours or by the use of the Company’s facilities, shall be the exclusive property of the Company.  I acknowledge that all such work product has been maintained and still resides on the Company’s computer network and has been deleted from my home and/or portable computer equipment.  I agree to assign any and all rights to the Company relating to the above whenever requested.

8.             Right of Offset.  If I violate any obligation contained in this Agreement, the Company shall have the right to offset against and deduct from any payments not yet made to me pursuant to this Agreement, such amounts as the Company deems reasonable to compensate it, in whole or in part, for damages caused by a breach of this Agreement, in addition to all other rights and remedies available to the Company in law or equity.  I acknowledge and agree that in the event of such an offset or deduction, the mutual covenants in this Agreement plus the payments already made, if any, constitute sufficient consideration for this Agreement.

9.             Confidentiality.  I agree that I will not divulge confidential company and customer information that I have learned through my employment.  I acknowledged this policy as written in the employee handbook.

10.           Taxes.  I am responsible for paying any taxes due on benefits received under this Agreement and I agree that the Company is to withhold all taxes it determines it is legally required to withhold.

                11.           Enforcement.  Either party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, to obtain appropriate injunctive relief, and to recover money damages for its breach, including reasonable attorneys’ fees.

                12.           Acknowledgments.  I represent that I have carefully read and fully understand all the provisions of this Agreement and that I am entering into this Agreement voluntarily.  I was advised by the Company to consult with my attorney regarding this Agreement.  Further, I acknowledge that the restrictive covenants set forth in Paragraph 9 of the 1995 Incentive Stock Option Agreement continue in full force and effect for one year from my last day of employment, until September 30, 2005.  I understand that the Company has expressed its willingness to consider a waiver of these restrictive covenants with respect to any particular opportunity I may bring to it.

                13.           Entire Agreement.  This Agreement contains the entire agreement between the parties and may be modified only in a writing executed in the same manner as the original Agreement; and no agreements, representations, or statements of any party not contained herein shall be binding on such party.  If any provision of this Agreement is found to be unenforceable or invalid by a court of competent jurisdiction, that provision shall be severed and all other provisions shall remain in full force and effect.

14.           Consideration Period.  I acknowledge that I was given a period of at least twenty-one (21) days from my receipt of this Agreement to consider its terms before executing it and that I was encouraged to consult with my own counsel.  I further understand that, after my execution of this Agreement, I shall have seven (7) days to revoke my acceptance, and this Agreement shall not become effective or enforceable (or any payments made hereunder) until the revocation period has expired.  Revocation may be accomplished only by delivery of a written, signed statement of revocation to Shirley J. Linn, received before 5:00 p.m. on the seventh day after execution hereof.  I understand that if this Agreement is not revoked by me during the seven (7) day revocation period, it shall be deemed accepted and irrevocable.  FURTHER, I UNDERSTAND THAT THIS AGREEMENT IS NOT VALID UNLESS I SIGN IT AND DELIVER IT, EITHER BY HAND ON OR BEFORE OCTOBER 23, 2004 OR BY MAIL POSTMARKED ON OR BEFORE OCTOBER 23, 2004 TO SHIRLEY J. LINN, FAIRPOINT COMMUNICATIONS, INC., 521 E. MOREHEAD ST., STE. 250, CHARLOTTE, NC 28202.  This Agreement may be executed in counterparts.

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READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

NOT VALID IF EXECUTED OR DATED PRIOR TO DATE OF TERMINATION.

INITIAL EACH PAGE OF THIS RELEASE.

October 6, 2004	/s/ John P. Duda
Date	Signature

John P. Duda
John P. Duda

Social Security Number

FairPoint Communications, Inc.

	By:	/s/ Walter E. Leach, Jr.
	Name:	Walter E. Leach, Jr.
	Title:	Executive Vice President and Chief Financial Officer